Exhibit 99.1

First Niagara Announces Changes to Executive Management Team

BUFFALO, N.Y., January 10, 2014 - First Niagara Financial Group (Nasdaq: FNFG) President and Chief Executive Officer Gary M. Crosby today announced changes to his executive leadership team. The following individuals will continue to serve on the company’s executive management team and will report directly to Mr. Crosby:

Gregory Norwood, Senior Executive Vice President, Chief Financial Officer
Richard Barry, Executive Vice President, Chief Risk Officer
Andrew Fornarola, Executive Vice President, Consumer Finance Group
Mark Rendulic, Executive Vice President, Retail Banking

The following individuals have been promoted and will join the company’s executive management team, reporting to Mr. Crosby:

Inder Koul, Executive Vice President, Chief Information Officer. Mr. Koul joined First Niagara in November 2012 from Huntington Bancshares Incorporated, where he served in the roles of CIO for the bank’s Commercial, Auto Finance and Corporate Services groups, and as Director of Enterprise Project Management Office. Prior to Huntington, he was with Bank of America and served in a variety of senior executive positions, including business processing, operations, customer service and IT program management roles.  Earlier in his career, he worked on the delivery of large-scale program implementations at IBM, KPMG Consulting, Verizon, Morgan Stanley and Citibank UK.

Julie Signorille, Executive Vice President, Managing Director of Operations. Ms. Signorille joined First Niagara in May 2010 as Senior Vice President, Managing Director-Operations and has enterprise-wide leadership responsibility for Banking and Card Operations, Consumer Loan Operations, Facilities, Strategic Sourcing and Business Performance Management. An operations and financial services executive with more than 29 years experience, Ms. Signorille previously served as Vice President, U.S. Operations for Symcor, a leading operations outsourcer to the financial services industry. Prior to that, she was with Unisys Corporation as Director of Service Delivery and Client Relationship Manager and with Citibank as Vice President of Operations.

“I am proud of the talented leadership team we have assembled,” said Mr. Crosby. “Each one of these leaders has a proven track record of success and a deep knowledge of our business, customers and industry.”

First Niagara also announced the elimination of the Chief Banking Officer position. The Company has initiated a search for an Executive Vice President of Commercial Financial Services. Daniel E. Cantara, III, Senior Executive Vice President and Chief Banking Officer, will be leaving the Company effective no later than February 28, 2014.

“I thank Dan for his contributions and years of service to First Niagara,” said Mr. Crosby.

About First Niagara

First Niagara, through its wholly owned subsidiary, First Niagara Bank, N.A., is a multi-state community-oriented bank with approximately 420 branches, $37 billion in assets, $27 billion in deposits, and approximately 6,000 employees providing financial services to individuals, families and businesses across New York, Pennsylvania, Connecticut and Massachusetts. For more information, visit www.firstniagara.com.

First Niagara Contacts

Investors:	Ram Shankar
Senior Vice President, Investor Relations
(716) 270-8623
ram.shankar@fnfg.com

News Media:	David Lanzillo
Senior Vice President, Corporate Communications
(716) 819-5780
david.lanzillo@fnfg.com